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                                                                  Exhibit 10.64


                              SUBLICENSE AGREEMENT

No agreement is implied and this agreement is not binding unless this agreement is signed and executed by all parties.

This Sublicense Agreement ("Agreement") is entered into as of October 27, 1999, between FUNIMATION PRODUCTIONS, INC., a Texas corporation having its registered office at 6851 NE Loop 820, Suite 247, Fort Worth, Texas 76180 U.S.A. ("Licensor") and Infogrames, Inc. a Delaware corporation having its principal offices at 5300 Stevens Creek Boulevard, Suite 500, San Jose, CA 95129 ________________ ("Licensee").

                              W I T N E S S E T H :

         WHEREAS, Licensor is the licensee of certain "Broadcasting Rights", "Video Rights" and "Merchandising Rights" relating to the English version of the "Film" and the "Property", identified more fully in Schedule A attached hereto; and

         WHEREAS, TOEI ANIMATION CO., LTD. ("Toei") is the owner of the "Trademark" and other intellectual property rights relating to the Film and the Property; and

         WHEREAS, through its license from Toei, Licensor has the exclusive power and authority to grant to Licensee within the "Licensed Territory" identified in Schedule A attached hereto, the right, privilege and license to use, manufacture and sell those types of "Licensed Products" which incorporate or are otherwise based on the Film and the Property, said Licensed Products being identified in Schedule A attached hereto, and to use the Trademark on or in association with the Licensed Products; and

         WHEREAS, Licensee has represented that it has the ability to manufacture or have manufactured, market and distribute the Licensed Products in the Licensed Territory and to exploit the Trademark on or in association with the Licensed Products; and

         WHEREAS, Licensee desires to obtain from Licensor the license to use, manufacture and sell Licensed Products in the Licensed Territory and to exploit the Trademark on or in association with the Licensed Products as indicated in Schedule A; and

         WHEREAS, both Licensee and Licensor are in agreement with respect to the terms and conditions upon which Licensee shall use, manufacture and sell Licensed Products and exploit the Trademark.

         NOW, THEREFORE, in consideration of the promises and agreements set forth herein, the parties, each intending to be legally bound, do hereby agree as follows:

         1.       License.

                  (a) Licensor hereby grants to Licensee for the Term of this Agreement as recited in Schedule A attached hereto, the exclusive right (as defined in Schedule A) and license to use the Film and Property in connection with the development, publishing, manufacture, sale, distribution and advertisement of the Licensed Products, within the Licensed Territory only. It is understood and agreed that this license shall pertain only to the Licensed Products and does not extend to any other product or service. Licensed Product are defined as those items listed in Schedule A, item 4, which are based upon the Film and Property. In addition, Licensee shall have the non-exclusive right and license to use the Film and Property in connection with the development, publishing, manufacture, sale, distribution and
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advertisement of electronic Dragonball Z Interactive Game strategy guides for games associated with Licensee's games.

                  (b) Licensor hereby grants to Licensee for the Term of this Agreement as recited in Schedule A attached hereto, an exclusive (except for Bandai) license to use the Trademark on or in association with the Licensed Products, as well as on packaging, promotional and advertising material associated therewith, within the Licensed Territory only.

                  (c) Licensee shall not make, or authorize, any use, direct or indirect, of the Licensed Products or the Trademark, like or similar, in any other country outside the Licensed Territory and will not knowingly sell the Licensed Products to persons who intend to resell the Licensed Products, or exploit the Trademark, in any country outside the Licensed Territory.

                  (d) Licensee shall not sell or otherwise distribute the Licensed Products to jobbers, wholesalers, distributors, retail stores or merchants, whose sales or distributions are, or will be, made solely for publicity purposes, combination sales, premiums, self liquidating offers ("SLO"), giveaways, vending, or similar methods of merchandising, or whose business methods are questionable. For additional clarity, Licensee's rights do not include the right to manufacture or market premium, promotional and SLO items, except in connection with commercially reasonable promotional and marketing activities directly associated with the Licensed Products as authorized by Licensor. Licensor reserves the right to market premium, promotional and SLO Licensed Products and is free to use any manufacturer.

                  (e) Licensed Products shall specifically exclude articles associated directly or indirectly with any "Book Publishing Rights" and/or "Music Publishing Rights" unless first approved in writing by Licensor. For purposes hereof, the term "Music Publishing Rights" shall mean the right to publish or perform music which is contained or presented in the Film, and the term "Book Publishing Rights" shall mean the right to publish comic books, story books, poster books, calendars and sticker albums or any other product based upon the Property, the Film or the Trademark which tells a narrative story, but shall not include any manuals, hints and/or tips for the Licensed Products, or premiums associated with the Licensed Product, which are first approved in writing by Licensor.

                  (f) Unless otherwise agreed in writing by the parties hereto, Licensee shall not sublicense any of the rights sublicensed under this Agreement, except that Licensee shall have the right to outsource manufacturing and development to third parties, contracted by and approved by Licensor (not to be unreasonably withheld), and shall have the right to outsource distribution in any portion of the Territory where Licensee does not maintain its own distribution network to a third party contracted by Licensee and approved by Licensor, not to be unreasonably withheld. Licensor hereby approves the use of Sega, Sony, Nintendo and Microsoft and each of their authorized manufacturers for manufacturing hereunder.

                  (g) On Licensed Product and its associated packaging and marketing materials, Licensee shall endeavor to adhere as faithfully as may be practicable to the form in which the Property has appeared in the Film, making due allowance for modifications necessitated by the change from one medium into another. No substantial departures shall be made in the general appearance of the Property or the Trademark without Licensor's prior written consent. It is expressly agreed that the designs available to be exploited hereunder shall be limited to the Property, and any designs from original comics, publishing items or other products manufactured outside the Licensed Territory which do not appear in the Film are not available for exploitation hereunder.

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                  (h)      Licensee shall not change or permit any change of the
Property without obtaining the prior written consent of Licensor.

         2.       Term of this Agreement.

         This Agreement and the provisions hereof, except as otherwise provided herein, shall be in full force and effect commencing on the date of execution by both parties and shall extend for a "Term" as recited in Schedule A attached hereto.

         3.       Compensation.

                  (a)

                           (1)      Upon the execution of this Agreement,
Licensee shall pay to Licensor an "Initial Guaranteed Minimum Royalty Advance" in accordance with the terms of Schedule A attached hereto. This Royalty Advance shall represent a non-refundable but recoupable advance against the royalty which cumulatively accrues and becomes payable during the Term of this Agreement.

                           (2)      Licensee shall pay to Licensor a "Guaranteed
Minimum Royalty" in accordance with the terms of Schedule A attached hereto. The Guaranteed Minimum Royalty shall represent a recoupable advance against the Royalty which cumulatively accrues and becomes payable during the Term of this Agreement.

                           (3)      All Initial Guaranteed Minimum Royalty
Advance and Guaranteed Minimum Royalties paid by the Licensee to Licensor are non-refundable notwithstanding the expiration or earlier termination of this Agreement.

                  (b)

                           (1)      During the Term of this Agreement, a
"Royalty" shall accrue with respect to each of the Licensed Products in the percentage recited in Schedule A attached hereto, based on Licensee's "Net Sales" (being hereafter defined) of each of the Licensed Products. Royalty payments shall be due and payable on the first day following the expiration of the first "Royalty Period" (hereafter defined) after Licensee recoups the Guaranteed Minimum Royalties paid. For the avoidance of doubt, a Royalty payment shall not be deemed late until more than thirty (30) days past due.

                           (2)      "Net Sales" shall mean Licensee's gross
sales (the gross invoice amount billed customers) of Licensed Products less bonafide discounts, allowances, and returns plus a fifteen percent (15%) reserve for returns. The reserve shall be returned on a rolling, semi-annual basis. For the avoidance of doubt, this means that a reserve for returns withheld in the First Quarter shall be returned in the Third Quarter and so forth. No costs incurred in the manufacturing, selling, advertising, and distributing of the Licensed Products, uncollectible accounts or allowances for uncollectible accounts shall be deducted in determining "Net Sales".

                           (3)      A Royalty obligation shall accrue upon each
sale of a Licensed Product regardless of the time of collection by Licensee. For purposes of this Agreement, a Licensed Product shall be considered "sold" upon the date when such Licensed Product is billed, invoiced, shipped, or paid for, whichever event occurs first.

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                           (4)      If Licensee sells any Licensed Products to
any party affiliated with Licensee, or in any way directly or indirectly related to or under the common control with Licensee, or sells any Licensed Product in a transaction which is not bona fide, at a price which is less than the highest price charged to other parties by Licensee, the Royalty payable to Licensor shall be computed on the basis of the highest price charged to other parties by Licensee.

                  (c)

                           (1)      Licensee shall provide Licensor with a
written Royalty statement certified as accurate by a duly authorized officer of Licensee on a quarterly basis, no later than thirty (30) days after the termination of the preceding full "Royalty Period" (hereafter defined). Such Royalty statement shall be in such form as is mutually agreed upon by Licensor and Licensee and shall recite, on a country by country basis, the stock number, item, units sold, description, quantity shipped, and Net Sales for each Licensed Product. Such statements shall be furnished to Licensor whether or not any Licensed Products were sold during the Royalty Period, or any Royalty payments are or will be due and payable. For purposes hereof, "Royalty Periods" (being based on Contract Year quarters) shall terminate on the last day of March, June, September, and December, of each Contract Year during the Term of this Agreement with the exception of the first and last Contract Year quarters which may be "short" depending upon the effective date of this Agreement.

                           (2)      The receipt or acceptance by Licensor of any
Royalty statement, or the receipt or acceptance of any Royalty payment made, shall not prevent Licensor from subsequently challenging the validity or accuracy of such statement or payment.

                  (d)

                           (1)      All Royalty payments due hereunder shall be
made in United States currency drawn on a United States bank, unless otherwise agreed by the parties.

                           (2)      Late payments shall incur interest at the
rate of one and one-quarter percent (1.25%) per month or the maximum allowed by law, whichever is lower, from the date such payments were originally due.

                           (3)      All payments to be made by Licensee
hereunder shall be made without set off, condition or qualification, except as specified in section (b)(2) above, and without deduction for or on account of any tax, levy, impost, duty, charge, fee deduction, or withholding of whatever nature.

                           (4)      Upon expiration of this Agreement, or
earlier termination of this Agreement in the event of Licensee's breach of this Agreement, all Royalty obligations shall be accelerated and shall immediately become due and payable.

                           (5)      Licensee's obligations for the payment of a
Royalty shall survive the expiration or earlier termination of this Agreement (except a termination due to breach by Licensor of Section 23(a) below) and will continue for so long as Licensee continues to sell or otherwise market the Licensed Products.

         4.       Audit.

                  (a) Licensor shall have the right, upon at least five (5) days written notice, to inspect Licensee's books and records and all other documents and material in the possession of or under the control of Licensee with respect to the subject matter of this Agreement, at the place where such records

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are normally retained by Licensee, which such place shall be within the mainland
United States. Licensor shall have free and full access thereto for such purposes and shall be permitted to make copies thereof and extracts therefrom. This right to inspect includes, without limitation, Licensor's right to inspect all consumer and other complaints pertaining to the Licensed Products.

                  (b) In the event that such inspection reveals a discrepancy between the amount of Royalty owed Licensor and that which was actually paid, Licensee shall pay such discrepancy, plus interest, calculated at the rate of one and one-quarter percent (1.25%) per month or the maximum allowed by law, whichever is lower. In the event that such discrepancy is in excess of five percent (5%) over a period of at least two Royalty Periods as determined by an independent certified public accountant working on a non-contingency basis, Licensee shall also reimburse Licensor for the cost of such inspection including any accountants' or attorneys' fees incurred in connection therewith.

                  (c) All books and records relative to Licensee's obligations hereunder shall be maintained and kept accessible and available to Licensor for inspection, within the mainland United States, for at least two (2) years after termination of this Agreement. In addition Licensee shall retain for a reasonable period of time such records as may be necessary in order to enable Licensee and Licensor to defend lawsuits which may be instituted by third parties.

                  (d) In the event that an investigation of Licensee's books and records is made, certain confidential and proprietary business information of Licensee may necessarily be made available to the person or persons conducting such investigation. It is agreed that such confidential and proprietary business information shall be retained in confidence by Licensor and shall not be used by Licensor or disclosed to any third party without the prior express written permission of Licensee unless required by law. It is understood and agreed, however, that such information may be used in any proceeding based on Licensee's alleged failure to pay its actual Royalty obligation(s). Licensor shall have the right to inspect any record only once, and shall not conduct more than one audit per year.

         5.       Licensee's Obligations.

                  (a) Licensee shall use its best efforts to promote, market, sell and distribute the Licensed Products.

                  (b) Licensee shall be solely responsible for the manufacture, production, marketing, sale and distribution of the Licensed Products and will bear all related costs associated therewith.

                  (c) It is the intention of the parties that Licensee shall design, market and ship the Licensed Products in all countries in the Licensed Territory on or before the respective Phase 4 Date recited in Schedule
A. Failure to meet the respective Phase 4 Date without the prior written approval of Licensor, shall constitute grounds for immediate termination of this Agreement by Licensor as to the specific Item # of Licensed Product which did not timely meet the Phase 4 Date, provided that any delay caused by Licensor, or a third party, for the purpose of securing any required approvals, shall automatically extend all subsequent Milestones for that version of the Licensed Product, by an equivalent number of working days as the delay caused by Licensor, or said third party.

                  (d) Licensee shall not utilize any dominant feature of the Film, the Property and/or the Trademark on any product other than the Licensed Products or approved premiums.

                  (e) Licensee shall use the English language on the Licensed Products.

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                  (f)      Licensee shall not grant sublicenses hereunder or
otherwise assign, transfer, alienate, encumber or charge any of its rights or obligations hereunder without the express written consent of Licensor. Licensor recognizes that Licensee may outsource development of the Licensed Products and/or distribution of the Licensed Products outside of the United States (but within the Territory), and agrees that it will promptly approve any reasonable party chosen by Licensee for such purposes so long as such party is under contract with Licensee. Licensee shall not sell any Licensed Product to another party to incorporate the Licensed Product with another product to be marketed or sold without the prior written approval of Licensor, not to be unreasonably withheld.

                  (g) Licensor may purchase any Licensed Products at the lowest prices (as sold or offered for sale) to any other party minus any sales commissions, and agent fees, as available. Licensor may purchase any quantities it desires for the same price, terms and conditions as distributors or retailers who purchase maximum quantities minus any sales commissions and agent fees. Licensor shall have the right to sell or distribute Licensed Products only through Licensor's web sites, www.funimation.com and www.dragonballz.com and www.dbzstore.com.

                  (h) Licensee hereby acknowledges that it is the intent of the parties that this agreement is binding upon any subdistributors utilized by Licensee. Licensor retains the right to approve Licensee's distribution scheme for the Licensed Products, and in this connection, Licensor may require that any subdistributor assumes the obligations of Licensee under this agreement in writing.

                  (i) Upon Licensee's creation or improvement of any Licensed Product, Licensed Product concept or Licensed Product design containing new or improved artwork, Licensee shall furnish to Licensor within thirty (30) days of its internal distribution, high quality, high resolution copies (digital format preferred) of any artwork that has been created, purchased or improved by Licensee and this artwork, to the extent it contains the Film or Property, shall be the property of Licensor and Toei.

         6.       Advertising.

                  (a) Licensee agrees to advertise and promote the Licensed Products commensurate with their other successful products but no less than what is indicated in Schedule A.

                  (b) Licensee's advertising and promotional material and other matter shall incorporate the elements of the Film and the Property in a manner usually employed by the industry in the merchandising of products similar to the Licensed Products. However, no such advertising material or other matter shall be used by Licensee until after Licensee shall have first submitted such advertising material and other matter to Licensor, and Licensor has approved same in writing, which approval shall not be unreasonably withheld, nor delayed longer than five (5) business days. Any disapproval shall be in writing and shall state the reasons for such disapproval. In the event Licensor fails to approve or offer the reasons for disapproval within the time frame set forth above, the Phase Dates shall automatically extend as specified in Section 5(c) above.

                  (c) Licensor expressly retains the right to conduct other advertising, whether through Licensor, Licensee, other sublicensees or otherwise.

                  (d) Licensor has the right to use the name, trademarks and copyrights of Licensee solely for the purpose of promoting the Property.

         7.       Notices, Quality Control, and Samples.

                  (a) The license granted hereunder is conditioned upon Licensee's full and complete compliance with the marking provisions of the trademark, patent and copyright laws of the United States and other countries within the Licensed Territory.

                  (b) The Licensed Products, as well as all promotional, packaging and advertising material relative thereto, shall include all appropriate legal notices as required by Licensor to give appropriate notice to the consuming public of Licensor's and Toei's respective rights, titles and interests thereto. Licensee agrees that, unless otherwise expressly approved in writing by Licensor, each usage of the Property shall be followed by either the TM or the (R) Trademark Notice symbol, as designated in writing by Licensor, and the following legend shall appear at least once on each Licensed Product and on each piece of promotional and packaging material:

English Version:  Licensed by FUNimation Productions, Inc.

Dragonball Z and all Dragonball Z characters (C) (year of manufacture) BIRD STUDIO/SHUEISHA, TOM ANIMATION

If a Licensed Product is particularly small, there may be a reasonable reduction in the content which is subject to approval by Licensor. Licensee shall display all notices in accordance with the requirements under the Universal Copyright Convention and the Copyright Act or other laws of the respective countries comprising the Licensed Territory including, without limitation, the regulations thereunder.

In addition, all packaging for Licensed Product must include the logo of Licensor.

                  (c) The Trademark and copyright notices, if possible, should be permanently affixed to the Licensed Products and if not possible, then on a tag permanently glued, sewn or otherwise attached to the Licensed Products, in a place where the public could reasonably find them. The Trademark and copyright notices should not be placed only on a hang tag.

                  (d) The Licensed Products shall be of a high quality which is at least equal to comparable products manufactured and marketed by Licensee, and in conformity with samples approved by Licensor, and be of such style, appearance and quality as shall be reasonably adequate and suited to their exploitation to the best advantage. If Licensor reasonably determines that the quality of a class of the Licensed Products falls below such standard, Licensee shall use commercially reasonable efforts to restore such quality. Licensor shall have the right to terminate this Agreement pursuant to Subsection 10(c) of this Agreement, as to any category of Licensed Product for which is not restored to the reasonably required quality. (e) Licensee shall finish to Licensor the rough design and/or associated storyboards and representative artwork first, and then the alpha, beta and gold master candidates, mock-ups of packaging, advertising and promotional materials for each Licensed Product for the purpose of obtaining Licensor's written approval on each respective stage, before Licensee starts manufacturing or distribution. If Licensor fails to respond by a written notice within twenty-four (24) days of receiving of a proper submission for approval at any given stage, the required approval shall be deemed to have been given for such stage.

                  (f) At least once during each calendar year, Licensee shall submit to Licensor an additional twenty-four (24) sets of samples.

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                  (g)      Licensee agrees to permit Licensor or its
representative to inspect at any time the facilities owned or controlled by Licensee where the Licensed Products are being manufactured and packaged and remove random samples for inspection on or off the premises. Licensor shall not unreasonably interfere with Licensee's manufacturing operations.

         8.       Notice and Payment.

         If, at any time after the execution of this Agreement, it shall become necessary or convenient for one of the parties to deliver any notice, demand or communication upon the other party, such notice, demand or communication shall be in writing, signed by the party serving the same, personally delivered, or sent by registered or certified United States mail, return receipt requested, postage prepaid, or by a nationally recognized guaranteed overnight delivery service providing for signed receipt of delivery, and (a) if intended for Licensor, shall be addressed to:

                  FUNimation Productions, Inc.

                  6851 NE Loop 820, Suite 247

                  Fort Worth, Texas  76180

                  Attn:  Ms. Stephanie Giotes

and (b) if intended for Licensee, shall be addressed to the Licensee contact as stated in Schedule A or to such other address as either party may have furnished to the other in writing as a place for the service of notice. Any notice shall be deemed to have been delivered as of the time it is personally delivered, or deposited in the United States mail or with such overnight delivery service.

         9.       Patents, Trademarks and Copyrights.

                  (a) Licensor may seek, in its own name or the name of Toei, appropriate patent, trademark or copyright protections. Licensee shall not seek any such protection without Licensor's prior written consent with respect to the Film.

                  (b) It is understood and agreed that Toei and/or Licensor shall retain all their respective rights, titles and interests in the Film, the Property and any patent, copyright and trademark protections (including the Trademark) in the same (collectively, the "Protections").

                  (c) Licensee acknowledges Toei's and Licensor's exclusive and respective rights, titles and interests in the Film, the Property and the Protections and, further, acknowledges that the Film, the Property and/or the Protections are unique and original to Licensor and Toei and that Licensor and Toei are the respective owners thereof, and Licensor has the exclusive Broadcasting Rights, Video Rights and Merchandising Rights pertaining thereto within the Licensed Territory. Licensee shall not, at any time during or after the effective Term of this Agreement, dispute or contest, directly or indirectly, Toei's or Licensor's exclusive and respective rights, titles and interests to the Film, the Property and/or the Protections or the validity thereof. The provisions of this paragraph shall also apply in case of modifications or improvements to the Property or Licensed Products made by mutual consent of the parties hereto. Licensee shall not in any way do anything to infringe upon, harm, or contest Toei's or Licensor's respective proprietary rights.

                  (d) Licensor acknowledges that the Licensed Products, including the copyrights thereto, are unique and original to Licensee and that Licensee is the owner thereof, including all

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underlying computer code, subject to the rights of Licensor and/or TOEI in the
Property and the Film. Notwithstanding the above and for the avoidance of doubt, Licensee shall have no ownership interest in the Property or the Film itself.

                  (e) Promptly after the execution of this Agreement, Licensor shall provide Licensee with such drawings, diagrams, sculptures and other renderings of the Property as Licensor shall possess in such detail as to enable Licensee, its permitted sublicensees and its contract developers and manufacturers to utilize the Property in the development and manufacture of Licensed Products. Promptly after Licensor has made or acquired any material additions, improvements or changes to the Property, it shall provide Licensee with such drawings, diagrams, sculptures and other renderings thereof as Licensor shall possess in such detail as to enable Licensee and its permitted sublicensees, and its contract developers and manufacturers to utilize such additions, improvements and changes in the development and manufacture of Licensed Products. If Licensee requests any additions, improvements or changes with respect to the Property or requests any additional sculpting, packaging or artwork, Licensor may, but shall not be obligated to, provide the same to Licensee. The cost of providing any such requested additions, improvements, changes in materials shall be borne by Licensee and such costs shall be prepaid by Licensee.

                  (f) Licensee shall cooperate fully and in good faith with Licensor and Toei for purpose of securing and preserving Toei's and Licensor's rights, titles and interest in the Film, the Property and the Protections within the Licensed Territory. Licensee shall assist Licensor and Toei to the extent necessary in the procurement of any protection of any of Licensor's and Toei's rights. Licensee shall forthwith notify Licensor of any possible improper or unlawful use of the Film, the Property or the Protections by any third party. Toei or Licensor, if either so desires, may commence or prosecute any claims or suits in its own name. Any claims or lawsuits shall be prosecuted solely at the cost and expense of Toei and all sums recovered, whether by judgment, settlement or otherwise, shall be the property of Toei, Licensor or Licensee, as their interests may appear; provided, however, Licensee shall not be entitled to any portion of a recovery unless such recovery is made in connection with claims pertaining specifically to the Licensed Products and Licensee shall have borne an appropriate allocable share of the costs of prosecuting any such claims or lawsuits, as determined by Toei and Licensor in the exercise of their reasonable discretion. Upon request of Toei or Licensor, Licensee shall execute all papers, testify on all matters, and otherwise cooperate in every way necessary and desirable for the prosecution of any such lawsuit. The party bringing suit shall reimburse Licensee for the expenses incurred as a result of its cooperation.

                  (g) In the event that Licensor elects to not prosecute a claim to protect the Property, Licensee shall be entitled to prosecute a claim based on use of the Property to protect its exclusivity interest in the Licensed Products.

                  (h) Licensee acknowledges that the Film, the Property and/or the Protections have acquired secondary meaning.

                  (i) Licensee agrees that its use of the elements of the Film, the Property and/or the Protections inures to the benefit of Toei and Licensor, respectively, and that the Licensee shall not acquire any rights in the Film, the Property and/or the Protections.

                  (j) The parties agree to execute any documents reasonably requested by the other party to effect any of the above provisions.

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         10.      Termination.

         The following termination rights are in addition to the termination rights provided elsewhere in this Agreement:

                  (a) Immediate Right of Termination. Licensor shall have the right to immediately terminate this Agreement by giving written notice to Licensee upon the occurrence any of the following events:

                           (1)      Licensee fails to obtain or maintain product
liability insurance in the amount and of the type provided for herein and fails to cure such failure within thirty (30) days of receipt of notice thereof; or

                           (2)      Licensee files a petition in bankruptcy or
is adjudicated as bankrupt or insolvent, or makes an assignment for the benefit of creditors, or an arrangement pursuant to any bankruptcy law, or if the Licensee discontinues its business or a receiver is appointed for the Licensee or for the Licensee's business and such receiver is not discharged within sixty
(60) days; or

                           (3)      Licensee breaches any of the provisions of
this Agreement relating to the unauthorized assertion of rights in the Film, the Property, the Licensed Products and/or the Protections; or

                           (4)      Licensee fails to make timely payment of
Royalty when due and such failure continues for thirty (30) days after receipt of notice thereof, it being understood that interest accruing from the original date is not hereby waived; or

                  (b) Immediate Right to Terminate a Portion. Licensor shall have the right to immediately terminate the portion(s) of the Agreement relating to any of the respective type or category of Licensed Product(s) with respect to any country in the Licensed Territory, if Licensee, for any reason:

                           (1)      Fails to meet the Product Dates specified in
Schedule A regarding the particular type or category of Licensed Product; or

                           (2)      After the commencement of manufacture and
sale of a particular Licensed Product in a particular country, Licensee fails to continuously sell such Licensed Product for thirty (30) days thereafter.

                  (c) Right to Terminate on Notice. In instances other than those otherwise contemplated under the terms of this Section 10, if either party defaults in the performance of any provisions of this Agreement, then the non-defaulting party may give written notice to the defaulting party that if the default is not cured within a forty-five (45) day period, this Agreement shall terminate immediately upon notice by the non-defaulting party. Notwithstanding the previous sentence, the forty-five (45) day period shall be suspended for so long as (i) the default is not capable of being cured within such forty-five
(45) day period and (ii) the defaulting party is actively engaged in attempting to cure the default; provided, however, in no event shall the cure period exceed ninety (90) days. Suspension shall end and termination may occur if, at any time, the default becomes capable of being immediately cured and is not promptly cured or the defaulting party ceases its attempts to cure the default. Termination may be with respect to one or more types or categories of Licensed Products under the Agreement. If termination is with respect to a single type or category of Licensed Product, then the terms of the Agreement shall continue in full force and effect with respect to any remaining Licensed Products.

      11. Post Termination Rights.

            (a) Not less than thirty (30) days prior to the expiration of this Agreement or immediately upon earlier termination hereof, Licensee shall provide Licensor with a complete "Inventory" which shall schedule all inventory of Licensed Products then on-hand, whether in the form of work-in-progress or finished goods.

            (b) Upon expiration or earlier termination of this Agreement, except for reason of a breach of Licensee's duty to comply with the quality control, legal notice marking, wrongful claims of ownership of proprietary rights or insurance requirements, Licensee shall be entitled, for an additional period of six (6) months and on a non-exclusive basis, to continue to sell such Inventory, provided Licensee can document that during the last six (6) months of the Term, Licensee has not manufactured more than a quantity of seventy-five (75) percent of each Licensed Product as compared to the quantity manufactured for the six
(6) month period beginning one year before the end of the Term and provided Licensee can document that it has not and agrees that it will not participate in the industry practice known as "dumping". Such sales shall be made subject to all of the provisions of this Agreement and to an accounting for and the payment of the Royalty payable with respect thereto. Such accounting and payment shall be due and payable within thirty (30) days after the close of the said six (6) month period.

            (c) Upon the expiration or earlier termination of this Agreement, all of the rights of Licensee under this Agreement shall forthwith terminate and immediately revert to Licensor and Licensee shall immediately discontinue all use of the elements of the Film, Property and the Protections, at no cost whatsoever to Licensor.

            (d) Upon early termination of this Agreement for any reasons whatsoever, Licensee agrees to immediately return to Licensor all material relating to the elements of the Film, the Property and the Protections including, but not limited to, all artwork, color separations, prototypes and the like, as well as any market studies or other tests or studies conducted by Licensee with respect to the elements of the Film, the Property and the Protections, at no cost whatsoever to Licensor. Molds, market studies and other tests may be destroyed.

            (e) Upon early termination of this Agreement, Licensee has fifteen days (15) to file a dispute/claims against Licensor under the terms in section 16 or Licensee automatically forfeits all rights to make claims against Licensor regarding this Agreement.

      12. Goodwill.

      Licensee recognizes the value of the goodwill associated with the elements of the Film, the Property and the Protections and acknowledges that the elements of the Film, the Property and the Protections and all rights therein including the goodwill pertaining thereto, belong exclusively to Toei and Licensor, respectively.

      13. Indemnity.

            (a) Licensor shall defend, indemnify and hold Licensee, its subsidiaries, affiliates, directors, shareholders, trustees, officers, agents, servants, subcontractors and employees (each referred to herein as an "Indemnified Party" and collectively as the "Indemnified Parties") free and harmless from any and all claims, demands, actions, causes of action, disputes, indebtedness, liabilities, obligations, promises, judgments, contracts, executions of any nature, damages, costs and expenses, whether based upon contract, tort or otherwise, or arising pursuant to local, state or federal statute, criminal or otherwise and which arise out of or are related to any performance or non-performance of this Agreement by Licensor or a breach of Licensor's warranties hereunder, or any claim by a third party that the Property or Film infringes the copyright, trademark, patent or other intellectual property right of such party (collectively and severally referred to herein as the "Claims"). Licensor shall pay or reimburse Licensee and each Indemnified Party on demand for all costs and expenses (including, without limitation, reasonable accountants' fees, attorney's fees and other expenses) which arise out of or in connection with any Claims, whether or not formal legal action is instituted, and shall pay any and all judgments that may be finally rendered on account thereof, including, but not limited to, judgments awarding actual, exemplary or punitive damages.

            (b) Licensee shall defend, indemnify and hold Licensor, its subsidiaries, affiliates, directors, shareholders, trustees, officers, agents, servants, subcontractors and employees (each referred to herein as an "Indemnified Party" and collectively as the "Indemnified Parties") free and harmless from any and all claims, demands, actions, causes of action, disputes, indebtedness, liabilities, obligations, promises, judgments, contracts, executions of any nature, damages, costs and expenses, whether based upon contract, tort or otherwise, or arising pursuant to local, state or federal statute, criminal or otherwise and which arise out of or are related to any performance or non-performance of this Agreement by Licensee or a breach of Licensee's warranties hereunder, or any claim by a third party that the items described in section 9(d) (except claims based upon the Property of the Film), infringes the copyright, trademark, patent or other intellectual property right of such party (collectively and severally referred to herein as the "Claims"). Licensee shall pay or reimburse Licensor and each Indemnified Party on demand for all costs and expenses (including, without limitation, reasonable accountants' fees, attorney's fees and other expenses) which arise out of or in connection with any Claims, whether or not formal legal action is instituted, and shall pay any and all judgments that may be finally rendered on account thereof, including, but not limited to, judgments awarding actual, exemplary or punitive damages. The term "Claims" shall include, without limitation, Claims of third parties based on: the manufacture or sale of the Licensed Products; products liability; and Licensee's breach of the terms and provisions of this Agreement.

      14. Insurance.

      Licensee shall, throughout the Term of this Agreement including any extended Term, obtain and maintain at its own cost and expense from a qualified insurance company licensed to do business in an appropriate state(s), an insurance policy or policies covering general liability within the Licensed Territory, inclusive of bodily injury, property damage, and personal injury, naming Toei and Licensor as additional named insureds. Such policy shall provide protection against any and all claims, demands and causes of action arising out of any defects or failure to perform, alleged or otherwise, of the Licensed Products or any material used in connection therewith or any use thereof. The minimum amount of coverage provided by the policies are detailed in Schedule A. The policies of insurance shall be deemed primary insurance and any insurance obtained by Licensor shall be excess insurance not subject to exposure until the coverage of Licensee's policy shall be exhausted. The policy shall provide for fifteen (15) days prior written notice to Toei and Licensor from the insurer by registered or certified mail, return receipt requested, in the event of any intended modification, cancellation or termination thereof. Licensee agrees to furnish Licensor a certificate of insurance evidencing same within thirty (30) days after execution of this Agreement and, in no event, shall Licensee manufacture finished goods, distribute or sell the Licensed Products prior to receipt by Licensor of such evidence of insurance which shows coverage throughout the Term.

      15. Jurisdiction.

      This Agreement shall be governed in accordance with the laws of the State of Texas.

      16. Disputes.

      Any controversy or claim arising out of or relating to this agreement, or the existence, validity, breach or termination thereof, whether during or after its term, will be finally settled by compulsory arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), as modified or supplemented below:

            (i) The arbitration proceeding will take place in Fort Worth, Texas, U.S.A.

            (ii) The arbitration award shall be final and binding regardless of whether one or the other parties fails or refuses to participate in the arbitration. The arbitral award will be the exclusive remedy of the parties for all claims, counterclaims, issues or accounting presented or pled to the arbitrator(s).

            (iii) The parties expressly agree that the AAA Optional Rules for
                  Emergency Measures shall apply to the proceedings.

      17. Agreement Binding on Successors.

      The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and where permitted, their sublicensees, successors and assigns.

      18. No Joint Venture.

      Nothing contained herein shall be construed as a joint venture or shall make one party the agent of the other party.

      19. Assignability and use by Affiliates.

      Except as otherwise provided herein, Licensee shall not grant sublicenses hereunder or otherwise assign, transfer, alienate, encumber or charge any of its rights or obligations hereunder without the express written consent of Licensor. Notwithstanding anything to the contrary in this Agreement, any right that may be exercised by Licensee hereunder may be exercised by Infogrames Entertainment, S.A., or any entity which is 50% or more owned or controlled, directly or indirectly, by Infogrames Entertainment S.A.

      20. Waiver.

      No waiver by either party of any default shall be deemed as a waiver of any prior or subsequent default of the same or other provisions of this Agreement.

      21. Severability.

      If any term, clause or provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, clause or provision; and such invalid term, clause or provision shall be deemed to be severed from the Agreement.

      22. Integration.

      This Agreement constitutes the entire understanding of the parties, and revokes and supersedes all prior agreements between the parties, including any option agreements which may have been entered into between the parties, and is intended as a final expression of their agreement. It shall not be modified or amended except in writing signed by the parties hereto and specifically referring to this Agreement. This Agreement shall take precedence over any other documents which may be in conflict with said Agreement.

      23. Warrants and Representations.

            (a) Licensor represents and warrants, to its best actual knowledge, that it has an agreement with the sole and exclusive owner of the Property, that, subject to Toei's right of approval as set forth in Section 7 and 9, Licensor has the full, exclusive and unrestricted right and power to grant the license hereby granted to Licensee, that neither Licensor nor any other party has granted or will grant during the Term licenses of Licensed Products in the Territory to persons other than Licensee and Bandai and that, to Licensor's knowledge, the utilization of the "Artistic Rights and Elements" will not infringe on any copyrights, trademarks or other proprietary rights of any other person. Artistic Rights and Elements are defined as the trademarks, patents and copyrighted materials associated with the Property supplied to Licensee from Licensor for the incorporation or use with Licensed Products pursuant to this Agreement. In addition, although the license granted hereunder relates only to the Film and Property, Licensor represents and warrants that neither Licensor nor any third party has granted or will grant during the Term, other than to Bandai, the right to develop, publish, manufacture, sell, distribute or advertise within the Licensed Territory Interactive Games, as defined, which are created to operate on the platforms, as specified in Schedule A, that incorporate any part of the Dragonball Z universe, including but not limited to, the Dragonball Z trademark.

            (b) Licensee represents and warrants that it has the power and authority to enter into and to fully perform under this Agreement. Licensee warrants and represents that to the best of its knowledge, it owns the complete rights to any elements of the Licensed Product which Licensee has created necessary for the purposes contemplated by this Agreement except for any Artistic Rights and Elements provided to Licensee by Licensor. Licensee further warrants and represents that there is no contract with any other person, firm or corporation which will in any way interfere with Licensee's ability to perform under this Agreement. Licensee additionally warrants and represents that the Licensed Product, other than those Artistic Rights and Elements supplied by Licensor, are not obscene, libelous or otherwise unlawful; to the best of its knowledge do not infringe upon any trademark, trade name, patent or copyright; and do not violate the private, civil or property rights, the right of privacy or any other rights of any third party.

            (c) Licensee makes no representation whatsoever regarding the anticipated sales volume of the Licensed Products or the revenue to be earned by Licensor hereunder, except the Guaranteed Minimum Royalty.

      24. Distribution Limitations.

      Licensee shall have the right to use any available distribution channels, except that, and notwithstanding any other provisions contained within this Agreement, Licensee does not have the rights and may not utilize amusement parks, theme parks, internet (except Licensor's, Licensee's or their affiliates' own web sites) and vending machine distribution and marketing avenues. Licensor reserves all rights in these areas except that Licensor's internet distribution rights are limited as detailed in Section 5(g).

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its or his/her hand and seal the day indicated.

LICENSOR:                                     LICENSEE:
FUNIMATION PRODUCTIONS, INC.,                 INFOGRAMES, INC.,
 a Texas corporation                           a Delaware corporation


By:     /s/ Gen Fukunaga                      By:     /s/ Paul Rinde
   --------------------------                    -------------------
    Name:  Gen Fukunaga                            Name:  Paul Rinde
    Title:  President                              Title:  Senior Vice President

                                   SCHEDULE A

Licensee:
                       -------------------
Licensee's Address:
                       -------------------

                       -------------------
Licensee Contact:
                       -------------------
Licensee Telephone:
                       -------------------
Licensee Telefax No.:
                       -------------------
Licensee Email:
                       -------------------
Licensee Web Site:
                       -------------------

            1. Film.

            FILM is defined as the first 179 English episodes of Dragon Ball Z and the three Dragon Ball Z videotape movies "the Tree of Might", "the Dead Zone" and "the World's Strongest" and any other English episodes of Dragon Ball Z which are acquired by Licensor. Prequels and sequels are not part of FILM. Licensor does not have book publishing rights and therefore artwork specifically used by the book publishers may not be directly duplicated as part of the definition of Property.

            2. Property.

            Property is defined as the title of the FILM, the characters appearing therein, the names, designs, figures, storylines and drawings connected with such characters and/or the FILM and works of fine art, such as scenes and symbols, contained in the FILM.

            3. Trademark.

            The following Trademark forms a part of this Agreement:

                    Dragon Ball Z

                    Main Character Names

            4. Licensed Products.

            Licensed Products are defined as Interactive Role Playing Games
(RPG) and traditional arcade style Fighting Games whose primary gaming engines and artificial intelligence (AI) reside on the end users gaming platform and include electronic and printed hint books associated with Interactive Games created by Licensee on the platforms listed below. For avoidance of doubt, Licensed Products do not include games played or hosted exclusively online, and/or whose primary gaming engine and Al reside on dedicated online servers. Interactive Games are electronic game products that operate so that the user may interact with the product in the traditional manner known in the industry as video games. Licensed Products shall include one or more games on each of the following platforms:

Item #   Description               Exclusivity   Design Date   Phase 1 Date   Phase 2 Date    Phase 3 Date    Phase 4 Date
------   -----------               -----------   -----------   ------------   ------------    ------------    ------------
1        N/A

2        Interactive game for      Exclusive     October 31,   December 1,    March 1, 2001   June 1, 2001    Sept 1, 2001
         the Nintendo Color                      2000          2000
         Gameboy platform.

3        Interactive game for      Exclusive     October 31,   December 1,    March 1, 2001   June 1, 2001    Oct l, 2001
         the Sony Playstation                    2000          2000
         platform.

1-3      For further
         clarification, the
         above items do not
         include dedicated
         hand-held and tabletop
         electronic games,
         internet games (which
         are games whose
         primary game engine
         resides on the web)
         and electronic
         versions of Trading
         Card Games.

In addition, Licensee shall the right of first negotiation to expand the Agreement to include other Interactive Game platforms during the term of this agreement or any extension thereof. Licensor and Licensee shall negotiate such expansion in good faith, and in the event Licensor and Licensee are unable to reach agreement on the terms of such expansion, Licensee shall have the option to enter into an expansion on terms no less favorable than Licensor offers such additional Interactive Game platforms to any third party Licensee.

The term "Exclusivity" in the above table is defined as the fact that neither Licensor nor any third party will grant a license to any third party (except Bandai) that includes the right to develop, publish manufacture, sell, distribute or advertise within the Licensed Territory, Licensed Products that incorporate any part of the Dragonball Z universe, including but not limited to the Dragonball Z trademark. If any dispute arises out of the interpretation of the Licensed Product categories between Licensee, Licensor and/or third party, Licensor has full authority and discretion to make the interpretation. In addition, Licensor is not liable for any disputes, nor will any damages be awarded to Licensee due to any dispute caused by non-identical description of Licensed Product amongst any of Licensor's licenses. Any Exclusivity Licensee may have on Licensed Product does not extend to premiums, promotions and SLOs as described earlier in this Agreement. NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE RIGHTS GRANTED HEREIN ARE NON-EXCLUSIVE WITH RESPECT TO BANDAI. FOR THE AVOIDANCE OF DOUBT, THIS MEANS THAT BANDAI MAY MAKE PRODUCTS THAT FIT THE DESCRIPTION OF THE LICENSED PRODUCTS, AND MAY MARKET, SELL AND DISTRIBUTE SUCH PRODUCTS WITHIN THE TERRITORY. ALSO, NOTWITHSTANDING ANYTHING TO THE CONTRARY, ALL RIGHTS TO Dragonball and Dragon GT ARE NOT WITHIN

THE SCOPE OF THIS AGREEMENT AND ALL RIGHTS ASSOCIATED THEREWITH REMAIN STRICTLY WITH LICENSOR.

            5. Licensed Territory.

            The following countries shall constitute the Licensed Territory:

                   U.S.A., its territories and possessions.
                   English speaking Canada.
                   Australia
                   New Zealand.
                   South Africa

            6. Term.

            This Agreement shall commence on the date this Agreement is executed by both parties and shall be for a term expiring on June 30, 2003. The Term shall be automatically extended to June 30, 2005 if Licensor has been paid by Licensee more than $2 million in royalties before June 30, 2003, subject to any extensions for delays as contemplated in the Agreement or, in the event of a shortfall, Licensee pays the shortfall within fifteen (15) days of June 30, 2003 including any extensions thereto.

            7. Initial Guaranteed Minimum Royalty Advance and Guaranteed Minimum Royalty is as follows in the Licensed Territory (in U.S. dollars):

            (i) $100,000 upon signing of this Agreement, and

            (ii) $100,000 upon release of Licensed Product Item #1 or January 1, 2001, whichever occurs first, and

            (iii) $100,000 upon release of Licensed Product Item #2 or March 1, 2001, whichever occurs first, and

            (iv) $100,000 upon release of Licensed Product Item #3 or June 1, 2001, whichever occurs first.

            8. Royalty Rate.

                                                Royalty Rate as percentage
               Licensed Product Item #          of Net Sales
               -----------------------          --------------------------
               #1                                            10%
               #2 and #3                                    7.5%

For Licensed Product sold FOB a location outside the Licensed Territory, Licensee shall pay an additional royalty of two points. For example, 9.5% of Net Sales instead of 7.5% of Net Sales for Item #1.

            9. Insurance Coverage Amounts.

            The Insurance policies described in Paragraph 14 shall be US$1 million combined single limit with no deductible.

            10. Delivery Materials/Information.

            Licensor shall provide Licensee the following materials:

                  (a) Style guide for Film.

                  (b) If available, a copy of color slides, transparencies, advertising and promotional materials which Licensee requests from Licensor, the costs of obtaining, duplication and shipping to be born by Licensee.

            11. Product Dates.

            The Product Dates consist of the following four dates:

                  (a) Design Date: See the dates as listed in the Licensed Product chart (Schedule A, section 4) for each Licensed Product. Design Date is defined as the latest delivery date by which Licensee delivers to Licensor a design of the Licensed Product which outlines the game play, strategies and key design elements of the Licensed Product.

                  (b) Phase 1 Date: See the dates as listed in the Licensed Product chart (Schedule A, section 4) for each Licensed Product. Phase 1 Date is defined as the latest delivery date by which Licensee delivers to Licensor, three dimensional models of the characters to be utilized within the Licensed Product.

                  (c) Phase 2 Date: See the dates as listed in the Licensed Product chart (Schedule A, section 4) for each Licensed Product. Phase 2 Date is defined as the latest delivery date by which Licensee delivers to Licensor, preliminary game play tests of all key character movements and abilities of the characters utilized within the Licensed Product.

                  (d) Phase 3 Date: See the dates as listed in the Licensed Product chart (Schedule A, section 4) for each Licensed Product. Phase 3 Date is defined as the latest delivery date by which Licensee delivers to Licensor a functioning Licensed Product which is ready to go into what is traditionally know as "Beta testing".

                  (e) Phase 4 Date: See the dates as listed in the Licensed Product chart (Schedule A, section 4) for each Licensed Product. Phase 4 Date is defined as the first commercial shipment of the License Product.

            12. Guaranteed Minimum Quantity.

            Unless otherwise approved in writing by Licensor, Licensee agrees to manufacture and ship a minimum quantity of twenty-thousand (20,000) of each Licensed Product Item within ninety (90) days after Phase 4 date, or forfeit the License for that Item.

            13. Promotion.

            Licensee agrees to use reasonable efforts to promote the Licensed Products by displaying and promoting them to its main buyers of similar products throughout the Term of this Agreement and to display and promote the Licensed Products within Licensee's booth at trade shows it attends and at Licensee's showrooms.

            14. Advertising.

            Licensee agrees to advertise the Licensed Products in a similar fashion and amount that Licensee customarily does for its similar successful products.